Exhibit 99.1

DIGITAL ALLY, INC. ANNOUNCES 2019

THIRD QUARTER OPERATING RESULTS

LENEXA, Kansas (November 14, 2019) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced its operating results for the third quarter of 2019. An investor conference call is scheduled for 11:15 a.m. EST on Thursday, November 14, 2019 (see details below).

Highlights for Quarter Ended September 30, 2019

●	Total revenues increased in third quarter 2019 to $2,923,148 from $2,878,059 in third quarter 2018. The primary reason for the revenue increases in the third quarter 2019 is the 38% increase in service and other revenues from 2018 levels. Revenues from product sales declined 7% during the third quarter 2019 compared to the third quarter 2018. We continue to face challenges for our in-car and body-worn systems because our competitors have released new products with advanced features and have maintained their product price cuts. Our law enforcement product sale revenues declined over the prior period due to price-cutting, willful infringement of our patents and other actions by our competitors and adverse marketplace effects related to the patent litigation.

●	We introduced a new product platform, the EVO-HD, specifically for in-car systems for law enforcement late in June 2019 to address our competitors’ new product features and we experienced positive traction in third quarter 2019; however, we expect potential customers to review and test the EVO-HD prior to adopting the new platform for deployment. This new product platform utilizes advanced chipsets that will generate new and highly advanced products for our law enforcement and commercial customers. We believe the EVO-HD will improve product revenues in future quarters as customers become aware of and commit to it.

●	Our objective is to expand our recurring service revenue to help stabilize our revenues on a quarterly basis. Revenues from extended warranties have been increasing and were approximately $379,989 for the third quarter 2019, an increase of $101,054 (36%) over the comparable quarter in 2018. Revenues from product installations have increased steadily in recent quarters and reached $129,757 in the third quarter 2019, an increase of $100,642 (346%) over the comparable quarter in 2018. Additionally, revenues from cloud storage has been increasing in recent quarters and reached $194,661 in the third quarter 2019, an increase of $21,097 (12%) over the comparable quarter in 2018. We are pursuing several new market channels that do not involve our traditional law enforcement and private security customers, such as our NASCAR affiliation, which we believe will help expand the appeal of our products and service capabilities to new commercial markets. If successful, we believe that these new market channels could yield recurring service revenues for us in the future.

We asserted two significant patent infringement lawsuits involving Axon and WatchGuard that have had significant impacts on our quarterly results primarily due to the timing and amount of legal fees expended on such lawsuits. We settled the WatchGuard lawsuit in May 2019 for $6.0 million. In June 2019 the Court granted Axon’s Motion for Summary Judgment, accepted Axon’s position that it did not infringe on our patents and dismissed the lawsuit. We have appealed the Court’s ruling and believe this ruling will be reversed on appeal. The Company filed its Opening Appeal Brief on August 26, 2019 and Axon filed its Responsive Brief on November 6, 2019. The Company will file its Reply Brief responding to Axon no later than November 27, 2019. Future quarterly results during 2019 and beyond will continue to be impacted as this appeal is heard and if the case moves to trial. If we win the appeal and the case moves to trial, the jury will determine whether Axon infringed our patents.

Management Comments

“In June 2019 we introduced the EVO-HD, an important and revolutionary new product platform. The EVO-HD is designed specifically for law enforcement in-car systems to address our customers’ needs and competitors’ new product features. We believe the flexibility of our new modular design, which is cloud-based and comes with embedded VuLink technology, will be attractive to customers and help us regain market share. As customers evaluate and test our new EVO-HD systems, we continue to face challenges for our existing in-car and body-worn systems due to our competitors releasing new products with advanced features, maintaining their product price cuts and, in some cases, infringing on our patents,” stated Stanton E. Ross, Chief Executive Officer of Digital Ally. “We continue to expand our recurring service-based revenue to help stabilize and grow our revenues on a quarterly basis. We are also pursuing several new market channels that do not involve our traditional law enforcement and private security customers, including our technology partner affiliation with NASCAR, MetLife Stadium, KMC Brands and the Kansas City Chiefs, which we believe will help expand the appeal of our products and service capabilities to new commercial markets. If successful, these new market channels could yield recurring service revenues in the future.”

“We are pleased that we have settled our lawsuit with WatchGuard. The settlement should serve notice to the industry that we are the rightful owner of ‘auto-activation’ patents and that we intend to defend our patents and to hold infringing parties responsible for their actions. We are disappointed with what we believe is the Court’s misreading of our patent rights in our lawsuit with Axon; however, we remain confident that the ruling will be reversed on appeal,” concluded Ross.

Third Quarter Operating Results

For the three months ended September 30, 2019, our total revenue increased by 2% to approximately $2.92 million, compared with revenue of approximately $2.88 million for the three months ended September 30, 2018. The primary reason for the revenue increase in the third quarter 2019 is that our service and other revenues were up 38% from the prior year period.

Our gross margin increased 1% to $1,188,262 for the three months ended September 31, 2019 versus $1,177,289 in 2018. The gross margin increase is commensurate with the 2% increase in total revenues and the cost of sales as a percentage of revenues remaining steady at 59% during the three months ended September 30, 2019 and 2018. We believe that gross margins will improve during 2019 if we improve revenue levels primarily through the introduction of products such as the EVO-HD, continue to reduce product warranty issues and shift our revenues to higher-margin cloud services.

Selling, General and Administrative (“SG&A”) expenses increased approximately 12% to $3,468,709 in the three months ended September 30, 2019 versus $3,087,005 a year earlier. A portion of the increase is attributable to increased research and development expense dedicated to activities for new products like the EVO-HD. We expect our research and development activities will continue to trend higher in future quarters as we continue to expand our product offerings based on our new EVO-HD product platform. Additionally, we increased our staffing from 83 at September 30, 2018 to 114 at September 30, 2019 which resulted in increased payroll expenses.

We reported an operating loss of $2,280,447 for the three months ended September 30, 2019, compared with an operating loss of 1,909,716 in the previous year.

We elected to record the obligation related to the Proceeds Investment Agreement (“PIA”) at fair-value. Accordingly, the estimated fair value of the obligation increased as a result of the $6.0 million litigation settlement with WatchGuard and the delay in the Axon patent litigation caused by the unfortunate ruling on the motion for Summary Judgment. We will now have to wait while the Appellate Court considers our appeal. The increase in fair value of the PIA resulted in a non-cash charge of $177,000 for the three months ended September 30, 2019.

We elected to account for the secured convertible notes that we issued in August of 2019 on its fair value. Therefore, we determined the fair value of the secured convertible notes as of their issuance date and as of September 30, 2019 to be $1,845,512 and $1,606,305, respectively. During the three months ended September 30, 2019, the holders converted an aggregate of $648,067 of convertible note principal. The change in fair value from the issuance date of August 5, 2019 and September 30, 2019 was $408,860, which was recorded as a non-cash charge during the three months ended September 30, 2019.

We reported a net loss of ($2,985,825), or ($0.26) per share, for the third quarter of 2019, compared to a prior-year net loss of 4,665,580, or ($0.60) per share. This is an improvement of $1,679,755 (36%). No income tax provision or benefit was recorded in the first nine months of either 2019 or 2018.

Nine-Month Operating Results

For the nine months ended September 30, 2019, our total revenue decreased by 10% to approximately $8.0 million, compared with revenue of approximately $8.9 million for the nine months ended September 30, 2018.

Gross profit decreased 15% to $3,320,814 for the nine months ended September 30, 2019 versus $3,905,150 in 2018. Our gross margin decrease is primarily attributable to the 10% decrease in revenues and the cost of sales as percentage of revenues increasing to 59% for the nine months ended September 30, 2019 from 56% for the nine months ended September 30, 2018.

Selling, General and Administrative (“SG&A”) expenses decreased approximately 34% to $6,119,977 in the nine months ended September 30, 2019 versus $9,225,491 a year earlier. The significant decrease was fueled by the patent litigation settlement of $6.0 million that we received during the second quarter 2019. Exclusive of the such settlement overall selling, general and administrative expenses as a percentage of sales increased to 151% for the nine months ended September 30, 2019 compared to 104% in the same period in 2018.

We reported an operating loss of $2,798,963 for the nine months ended September 30, 2019, compared to an operating loss of $5,320,341 in the previous year.

We elected to record the obligation related to the PIA at fair-value. Accordingly, the estimated fair value of the obligation increased as a result of the $6.0 million litigation settlement with WatchGuard and the delay in the Axon patent litigation caused by the unfortunate ruling on the motion for Summary Judgment. We will now have to wait as the Appellate Court considers our appeal. The increase in fair value of the PIA resulted in a non-cash charge of $3,275,000 for the nine months ended September 30, 2019.

We elected to account for the secured convertible notes that were issued in August of 2019 on its fair value. Therefore, we determined the fair value of the secured convertible notes as of their issuance date and as of September 30, 2019 to be $1,845,512 and $1,606,305, respectively. During the nine months ended September 30, 2019, the holders converted an aggregate of $648,067 of convertible note principal. The change in fair value from the issuance date of August 5, 2019 and September 30, 2019 was $408,860, which was recorded as a non-cash charge during the nine months ended September 30, 2019.

We reported a net loss of ($6,578,925), or ($0.58) per share, in the first nine months of 2019 compared to a prior-year net loss of $10,216,702 or ($1.40) per share. No income tax provision or benefit was recorded in the first nine months of either 2019 or 2018.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. EST on Thursday, November 14, 2019, to discuss its operating results for the third quarter 2019 and the status of its patent infringement litigation against Axon Enterprise, Inc. and insight into fourth quarter 2019 and 2020. Shareholders and other interested parties may participate in the conference call by dialing 844-761-0863 and entering conference ID# 3162567 a few minutes before 11:15 a.m. EST on Thursday November 14, 2019.

A replay of the conference call will be available two hours after its completion, from November 14, 2019 until 11:59 p.m. on January 14, 2020 by dialing 855-859-2056 and entering the conference ID # 3162567.

For additional news and information please visit or follow us on Twitter @digitalallyinc and Facebook www.facebook.com/DigitalAllyInc

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to improve its revenue and operating results; whether it will be able to resolve its liquidity and operational issues; whether it will be able to achieve improved production and other efficiencies to restore its gross and operating margins in the future; whether the Company will be able to continue to expand into non-law enforcement markets and increase its service based revenue; whether the Company has resolved its product quality and supply chain issues; whether the EVO-HD will help the Company increase its product revenues; whether the Company will achieve positive outcomes in its litigation with Axon, including whether the Appeals Court will rule in its favor; whether and the extent to which the US Patent and Trademark Office (USPTO) rulings will curtail, eliminate or otherwise have an effect on the actions of Axon and others in the marketplace respecting the Company, its products and customers; its ability to deliver its newer product offerings as scheduled, and in particular the new EVO-HD product platform, obtain the required components and products on a timely basis, and have them perform as planned; whether the new partnerships with NASCAR, KMC Brands and the Kansas City Chiefs will help expand the appeal for the Company’s products and services; its ability to maintain or expand its share of the markets in which it competes, including those outside the law enforcement industry; whether it will be able to adapt its technology to new and different uses, including being able to introduce new products; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “projects,” “should,” or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. It does not undertake to publicly update or revise forward-looking statements, whether because of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2018 and quarterly report on Form 10-Q for the three and nine months ended September 30, 2019, filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO, at (913) 814-7774 or
Thomas J. Heckman, CFO, at (913) 814-7774

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2019 AND DECEMBER 31, 2018

	(Unaudited)
	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$1,272,935	$3,598,807
Accounts receivable-trade, less allowance for doubtful accounts of $123,224 – 2019 and $70,000-2018	1,762,169	1,847,886
Accounts receivable-other	468,629	382,412
Inventories, net	6,381,713	6,999,060
Income tax refund receivable, current	44,603	44,603
Prepaid expenses	477,023	429,403

Total current assets	10,407,072	13,302,171

Furniture, fixtures and equipment, net	141,987	247,541
Intangible assets, net	434,933	486,797
Operating lease right of use assets	167,443	—
Income tax refund receivable	45,397	45,397
Other assets	404,253	256,749

Total assets	$11,601,085	$14,338,655

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,075,213	$784,599
Accrued expenses	1,077,482	2,080,667
Secured convertible notes, at fair value- current portion	1,606,305	—
Current portion of operating lease obligations	248,603	—
Contract liabilities-current	1,698,560	1,748,789
Income taxes payable	5,833	3,689

Total current liabilities	6,711,996	4,617,744

Long-term liabilities:
Proceeds investment agreement, at fair value- less current portion	6,417,000	9,142,000
Contract liabilities-long term	1,830,471	1,991,091

Total liabilities	14,959,467	15,750,835

Commitments and contingencies

Stockholder’s Deficit:
Common stock, $0.001 par value; 50,000,000 shares authorized; shares issued: 12,079,095 – 2019 and 10,445,445 – 2018	12,079	10,445
Additional paid in capital	82,748,400	78,117,507
Treasury stock, at cost (63,518 shares)	(2,157,226)	(2,157,226)
Accumulated deficit	(83,961,635)	(77,382,906)

Total stockholders’ deficit	(3,358,382)	(1,412,180)

Total liabilities and stockholders’ deficit	$11,601,085	$14,338,655

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON
FORM 10-Q FOR THE PERIOD ENDED SEPTEMBER 30, 2019 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED

SEPTEMBER 30, 2019 AND 2018

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018

Revenue:
Product	$2,173,257	$2,334,863	$6,039,445	$7,319,676
Service and other	749,891	543,196	1,981,482	1,593,446

Total revenue	2,923,148	2,878,059	8,020,927	8,913,122

Cost of revenue:
Product	1,601,913	1,592,072	4,333,812	4,672,432
Service and other	132,973	108,698	366,301	335,540

Total cost of revenue	1,734,886	1,700,770	4,700,113	5,007,972

Gross profit	1,188,262	1,177,289	3,320,814	3,905,150
Selling, general and administrative expenses:
Research and development expense	517,010	323,981	1,562,086	1,097,861
Selling, advertising and promotional expense	877,218	711,506	2,871,154	2,097,919
Stock-based compensation expense	405,579	669,480	1,715,972	1,757,227
General and administrative expense	1,668,902	1,382,038	5,970,565	4,272,484
Patent litigation settlement	—	—	(6,000,000)	—

Total selling, general and administrative expenses	3,468,709	3,087,005	6,119,777	9,225,491

Operating loss	(2,280,447)	(1,909,716)	(2,798,963)	(5,320,341)

Other income (expense):
Interest income	6,667	2,206	30,279	4,507
Interest expense	(37,037)	(1,083,317)	(37,037)	(1,366,520)
Change in warrant derivative liabilities	—	(9,799)	—	(319,105)
Secured convertible notes issuance expense	(89,148)	—	(89,148)	(220,312)
Loss on the extinguishment of secured convertible debentures	—	(100,000)	—	(600,000)
Change in fair value of proceeds investment agreement	(177,000)	(98,487)	(3,275,000)	(98,487)
Change in fair value of secured convertible note	(408,860)	—	(408,860)	—
Change in fair value of secured convertible debentures	—	(1,466,467)	—	(2,296,444)

Loss before income tax benefit	(2,985,825)	(4,665,580)	(6,578,729)	(10,216,702)
Income tax benefit	—	—	—	—

Net loss	$(2,985,825)	$(4,665,580)	$(6,578,729)	$(10,216,702)

Net loss per share information:
Basic	$(0.26)	$(0.60)	$(0.58)	$(1.40)
Diluted	$(0.26)	$(0.60)	$(0.58)	$(1.40)

Weighted average shares outstanding:
Basic	11,637,289	7,725,877	11,296,999	7,295,098
Diluted	11,637,289	7,725,877	11,296,999	7,295,098

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON
FORM 10-Q FOR THE PERIOD ENDED SEPTEMBER 30, 2019 FILED WITH THE SEC)